Exhibit 99.1

OMEGA OVERSEAS PARTNERS, LTD.

c/o Bank of Bermuda (Cayman) Ltd.

HSBC House, 68 West Bay Road

George Town, Grand Cayman

Cayman Islands KY1-1106

June 30, 2009

Board of Directors

Everest Re Group, Ltd.

Wessex House – 2nd Floor

P.O. Box HM 845

Hamilton HM DX, Bermuda

Members of the Board:

We hereby consent to the use by Everest Re Group, Ltd. (the “Company”) of the audited financial statements of Omega Overseas Partners, Ltd. as of and for the year ended December 31, 2008 appearing in the Form 10-K/A for the fiscal year ended December 31, 2008 filed by the Company with the Securities and Exchange Commission and any amendment thereto.

Omega Overseas Partners, Ltd.

By:	/S/ ISABELLA L. PEARSON Isabella L. Pearson Authorised Signatory